Exhibit 99.2

Asure Software Bolsters Balance Sheet; Announces $175 Million Credit Facility and Increases Shelf Registration

AUSTIN, TX – April 2, 2018 – Asure Software, Inc. (NASDAQ: ASUR), a leading provider of Human Capital Management (HCM) and workplace management software, today announced that it amended its credit facility on March 29, 2018, increasing the term loans and amount of available financing to $175 million. Term loans under the facility are $105 million, which includes approximately $36.75 million of new debt. The facility also includes a $5 million revolver.  An additional $65 million will be available to support our continued growth and future acquisitions.

“The new credit facility increases our financial footing as we continue to make strategic acquisitions. In addition, today, we are increasing our shelf registration to $175 million from approximately $60 million available under existing shelf registrations,” stated Chief Executive Officer, Pat Goepel. This shelf registration statement is not yet effective and securities may not be sold, nor may offers to buy be accepted prior to the time it becomes effective. Goepel continued, “While we have no current plans to issue securities, we felt it was prudent to allow for maximum flexibility as we progress on our growth initiatives.”

About Asure Software
Asure Software, Inc. (NASDAQ: ASUR), headquartered in Austin, Texas, offers intuitive and innovative solutions designed to help organizations of all sizes and complexities build companies of the future. Our cloud platforms enable more than 100,000 clients direct and indirect, worldwide to better manage their people and space in a mobile, digital, multi-generational, and global workplace. Asure Software’s offerings include a fully-integrated HCM platform, flexible benefits and compliance administration, HR consulting, and time and labor management as well as a full suite of workspace management solutions for conference room scheduling, desk sharing programs, and real estate optimization. For more information, please visit  www.asuresoftware.com.

This press release contains forward looking statements that involve risks and uncertainties. These statements relate to future periods, future events or our future operating or financial performance. All statements other than statements of historical fact are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “could,” “expect,” “anticipate,” “continue,” “plan,” “intend,” “potential,” “predict,” “estimate,” “project,” “believe,” “would” and similar expressions and the negative of those terms. Forward looking statements include but are not limited to statements regarding our strategy, future operations, financial condition, results of operations, projected costs, and plans and objectives of management. Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made. Actual results may differ materially from those contemplated by the forward looking statements due to, among others, the risks and uncertainties described in our reports and filings with the Securities and Exchange Commission. Except as required by law, we assume no obligation to update or revise any forward-looking statements for any reason, even if new information becomes available in the future.

Company Contact:
Stacy Zellner, Director of Marketing
888-323-8835 x 3111
szellner@asuresoftware.com

Investor Contact:
Carolyn Bass
Market Street Partners
415-445-3232
cbass@marketstreetpartners.com